SIFCO Industries, Inc. (“SIFCO”) Announces
Second Quarter Fiscal 2020 Financial Results

Cleveland - SIFCO Industries, Inc. (NYSE American: SIF) today announced financial results for its second quarter of fiscal 2020, which ended March 31, 2020.

Second Quarter Results

•	Net sales in the second quarter of fiscal 2020 increased 11.5% to $30.5 million, compared with $27.4 million for the same period in fiscal 2019.

•
Net income for the second quarter of fiscal 2020 was $3.3 million, or $0.57 per diluted share, compared with net loss of $1.3 million, or $(0.23) per diluted share, in the second quarter of fiscal 2019.

•	EBITDA was $5.4 million in the second quarter of fiscal 2020 compared with $1.0 million in the second quarter of fiscal 2019.

•	Adjusted EBITDA in the second quarter of fiscal 2020 was $4.5 million compared with Adjusted EBITDA being break-even at the second quarter of fiscal 2019.

Year to Date Results

•	Net sales in the first six months of fiscal 2020 increased 0.5% to $56.7 million, compared with $56.5 million for the same period in fiscal 2019.

•
Net income in the first six months of fiscal 2020 was $1.9 million, or $0.33 per diluted share, compared with net loss of $2.5 million, or $(0.46) per diluted share in the first six months of fiscal 2019.

•	EBITDA was $6.0 million in the first six months of fiscal 2020 compared with EBITDA of $1.4 million in the first six months of fiscal 2019.

•	Adjusted EBITDA in the first six months of fiscal 2020 was $5.2 million compared with Adjusted EBITDA of $0.3 million in the first six months of fiscal 2019.

Net income, EBITDA and Adjusted EBITDA results for the second quarter and six months ended March 31, 2020 include higher margins from productivity improvements as well as insurance recoveries at the location where the fire occurred.

Other Highlights

CEO Peter W. Knapper stated, "The entire SIFCO team is meeting the emergent challenges of the COVID-19 pandemic with safety as our top priority as we serve our customers during these uncertain times.  I’m honored and humbled to work with a group of people that preemptively created and implemented a control plan to safeguard our employees, their families, and any guests to our sites before governmental guidelines were announced.  This effort has been successful in avoiding any cases within the SIFCO family as of this writing. We are considered an essential business and continue to operate while fully complying with all governmental guidelines for safety.

The restoration of our Orange, California facility is expected to be completed in the fourth quarter.  We have returned to partial production in the impacted building and are making progress in getting our customer schedules back on track.  The second quarter was strong in terms of financial performance as we continue to execute on our business strategy. As we move forward in these extremely volatile and uncertain times, we will focus on safely serving our customers first, while aggressively conserving working capital everywhere practical. While encouraged by the improved performance in our second quarter, particularly in light of the challenges presented by the COVID-19 pandemic, we recognize that the pandemic and its impact on the global economy will continue to present challenges to both the Company and our customers. In face of the continued uncertainty created by the COVID-19 pandemic, the Company is actively monitoring the Company’s liquidity and capital resources and has taken proactive steps to preserve our financial flexibility."

Use of Non-GAAP Financial Measures
The Company uses certain non-GAAP measures in this release. EBITDA and Adjusted EBITDA are non-GAAP financial measures and are intended to serve as supplements to results provided in accordance with accounting principles generally accepted in the United States. SIFCO Industries, Inc. believes that such information provides an additional measurement and consistent historical comparison of the Company’s performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

Forward-Looking Language
Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, concerns with or threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including COVID-19, competition and other uncertainties the Company, its customers, and the industry in which they operate have experienced and continue to experience, detailed from time to time in the Company’s Securities and Exchange Commission filings. For a discussion of such risk factors and uncertainties see Item 1A, "Risk Factors" in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and other reports file by the Company with the Securities & Exchange Commission.

The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and Annual Report on Form 10-K for the year ended September 30, 2019 and other reports filed with the Securities & Exchange Commission can be accessed through the Company's website: www.sifco.com, or on the Securities and Exchange Commission's website: www.sec.gov.

SIFCO Industries, Inc. is engaged in the production of forgings and machined components primarily for the aerospace and energy markets. The processes and services include forging, heat-treating, coating, and machining.

Second Quarter ended March 31,
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Net sales	$30,537	$27,392	$56,744	$56,458
Cost of goods sold	24,260	25,304	47,143	51,633
Gross profit	6,277	2,088	9,601	4,825
Selling, general and administrative expenses	3,321	3,784	7,529	7,894
Amortization of intangible assets	408	413	817	828
Loss (gain) on disposal or impairment of operating assets	41	—	41	(282)
Gain on insurance proceeds received	(1,000)	(1,164)	(1,000)	(1,164)
Operating income (loss)	3,507	(945)	2,214	(2,451)
Interest income	—	(1)	—	(2)
Interest expense	262	315	513	607
Foreign currency exchange gain (loss), net	(1)	(1)	—	(1)
Other loss (income), net	25	(34)	(84)	(35)
Income (loss) before income tax benefit	3,221	(1,224)	1,785	(3,020)
Income tax (benefit) expense	(39)	34	(134)	(480)
Net income (loss)	$3,260	$(1,258)	$1,919	$(2,540)

Net income (loss) per share
Basic	$0.57	$(0.23)	$0.34	$(0.46)
Diluted	$0.57	$(0.23)	$0.33	$(0.46)

Weighted-average number of common shares (basic)	5,679	5,561	5,645	5,548
Weighted-average number of common shares (diluted)	5,770	5,561	5,748	5,548

Non-GAAP Financial Measures

Presented below is certain financial information based on the Company's EBITDA and Adjusted EBITDA. References to “EBITDA” mean earnings (losses) from continuing operations before interest, taxes, depreciation and amortization, and references to “Adjusted EBITDA” mean EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliations of net income to EBITDA and Adjusted EBITDA.

Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under generally accepted accounting principles in the United States of America (“GAAP”). The Company presents EBITDA and Adjusted EBITDA because management believes that they are useful indicators for evaluating operating performance and liquidity, including the Company’s ability to incur and service debt and it uses EBITDA to evaluate prospective acquisitions. Although the Company uses EBITDA and Adjusted EBITDA for the reasons noted above, the use of these non-GAAP financial measures as analytical tools has limitations. Therefore, reviewers of the Company’s financial information should not consider them in isolation, or as a substitute for analysis of the Company's results of operations as reported in accordance with GAAP. Some of these limitations include:

•	Neither EBITDA nor Adjusted EBITDA reflects the interest expense, or the cash requirements necessary to service interest payments on indebtedness;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and neither EBITDA nor Adjusted EBITDA reflects any cash requirements for such replacements;

•	The omission of the substantial amortization expense associated with the Company’s intangible assets further limits the usefulness of EBITDA and Adjusted EBITDA; and

•	Neither EBITDA nor Adjusted EBITDA includes the payment of taxes, which is a necessary element of operations.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to the Company to invest in the growth of its businesses. Management compensates for these limitations by not viewing EBITDA or Adjusted EBITDA in isolation and specifically by using other GAAP measures, such as net income (loss), net sales, and operating income (loss), to measure operating performance. Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under GAAP, and neither should be considered as an alternative to net loss or cash flow from operations determined in accordance with GAAP. The Company’s calculation of EBITDA and Adjusted EBITDA may not be comparable to the calculation of similarly titled measures reported by other companies.

The following table sets forth a reconciliation of net loss to EBITDA and Adjusted EBITDA:

Dollars in thousands	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Net income (loss)	$3,260	$(1,258)	$1,919	$(2,540)
Adjustments:
Depreciation and amortization expense	1,875	1,910	3,731	3,840
Interest expense, net	262	314	513	605
Income tax (benefit)	(39)	34	(134)	(480)
EBITDA	5,358	1,000	6,029	1,425
Adjustments:
Foreign currency exchange gain, net (1)	(1)	(1)	—	(1)
Other income, net (2)	25	(34)	(84)	(35)
(Loss) gain on disposal and impairment of assets (3)	41	—	41	(282)
Gain on insurance proceeds received (4)	(1,000)	(1,164)	(1,000)	(1,164)
Equity compensation (5)	70	190	225	426
LIFO impact (6)	(33)	(19)		(57)
Adjusted EBITDA	$4,460	$(28)	$5,200	$312

(1)	Represents the gain or loss from changes in the exchange rates between the functional currency and the foreign currency in which the transaction is denominated.

(2)	Represents miscellaneous non-operating income or expense, such as pension costs or grant income.

(3)	Represents the difference between the proceeds from the sale of operating equipment and the carrying values shown on the Company’s books or asset impairment of long-lived assets.

(4)
Represents the difference between the insurance proceeds received for the damaged property and the carrying values shown on the Company's books for the assets that were damaged in the fire at the Orange location.

(5)
Represents the equity-based compensation expense recognized by the Company under its 2016 Long-Term Incentive Plan (as the amendment and restatement of, and successor to, the 2007 Long-Term Incentive Plan) due to granting of awards, awards not vesting and/or forfeitures.

(6)	Represents the change in the reserve for inventories for which cost is determined using the last-in, first-out (“LIFO”) method.

Reference to the above activities can found in the consolidated financial statements included in Item 8 of this Annual Report on Form 10-K.

Contacts

SIFCO Industries, Inc.
Thomas R. Kubera, 216-881-8600
www.sifco.com